EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
July 17, 2008
4:00 p.m. EST

Operator: Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corp Second Quarter 2008 Earnings Conference Call and Webcast.

At this time, I’d like to inform you that this conference call is being recorded and all participants are in a listen only mode. We will open the conference up to the investment community for questions and answers following the presentations.

I will now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart: Good afternoon everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our website, www.rurbanfinancial.net, until August 7th, 2008.

Joining me today is Ken Joyce, Duane Sinn, Mark Klein, and Hank Thiemann. But before we get started, I’d like to make our usual safe harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions or capital market conditions and other factors set forth in the companies filings with the securities and exchange commission.

I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp. Ken…

Ken Joyce: Well thank you, Valda, and welcome to the Second Quarter 2008 Webcast. Joining me today in presenting are Mark Klein, President and CEO of The State Bank and Trust Company, Hank Thiemann, President of RDSI, our data and item - item processing company, and Duane Sinn, our Chief Financial Officer.

In the last webcast I referred to the first quarter of this year as a breakthrough quarter for Rurban. Following through with that view, we are pleased to announce earnings of $1.36 million for the second quarter, which equates to $0.28 per share. This compares to earnings of $785,000 for the year ago quarter, a 73 percent improvement over the last year’s quarter and 22 percent over last quarter’s net income of $1.1 million.

We had some one-time items in all of the comparison quarters and Duane will give some detail on those, but in summary, operating earnings for the quarter were $1.22 million, versus the year-ago quarter of $785,000, a 56 percent increase.

Strength in these earnings is the underlying improvement in both of our banking business and our data and item processing business. The banking business is guided by a well-defined strategy for commercial lend…lending and retail banking and the bank’s management staff is executing with great success.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

The key part of our strategy - strategy was entering over the last few years into a number of relative growth markets such as Lima, Toledo, Columbus and Fort Wayne, Indiana. Prior to entering these markets, we had developed a strong set of policies and procedures and a lending approach that was structured and sound, while providing an emphasis on meeting the needs of our client. This lending approach involves a more thoughtful and consultative approach which requires a higher level of talent and dedication. These pieces have been put in place and are working as evidenced by our loan growth and stable to improving asset quality.

The retail side of our banking business is equally focused and successful in execution of its strategy. We have modified our product offerings using the resources of a third party specializing in building retail growth. As a result, our retail account growth has changed from a declining business to a growing business as net income - as net accounts continue to grow, impacting balances and service fees as Mark Klein and Duane Sinn will discuss.

Part of this changed strategy in the branches has also been an evolving sales culture that is driving business calls, a well-defined referral process, and effective cross selling, all of which are monitored, coached and rewarded. The results are evident in both the income statement and balance sheet numbers and the behind the scene numbers such as cross sell ratios, prospect calls, referrals made and referrals sold.

Tied to this sales strategy are plans and efforts to maintain costs. For example, we carefully measure costs per transaction at the teller line, and promote electronic transactions with a result, both have significantly improved as Mark Klein will discuss.

These measures among many others will lead to greater efficiency as to be measured by our expense control and our operating efficiency improvement.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

I’ll now turn the webcast over to Mark Klein, President and CEO of our banking group to discuss the project - progress of the bank. Mark…

Mark Klein: Thank you, Ken, and good afternoon. I am pleased to once again to report that the banking group continues to build strong earnings momentum. Duane Sinn, our CFO, will provide the details of our progress, but at a high level, the consolidated banking group, which now has assets of $557 million, improved earnings to $1.2 million compared to $917,000 for the linked quarter, a 33 percent increase and up from $830,000 for the same quarter last year for an increase of 47 percent.

Likewise, the return on assets improved to a second quarter run rate of 87 basis points, up from 67 basis points from the linked quarter and 63 basis points from the same quarter last year.

We are pleased with our progress as we have managed the growth of our balance sheet, improved our margins, increased our non-interest income and reduced operating expenses.

Of course, it is our objective for the second quarter - second half of the year to continue increasing allowance and core deposits organically, improve our fee income and gain additional efficiencies to progress down the path we have started the first two quarters.

Accounting for our improvements are several vital initiatives. We have hand-picked our key business unit leaders, concentrated on geographical diversification to higher growth markets, utilized a balanced score card approach to strategic planning that has enabled us to clearly identify our goals, objectives, and major initiatives and detailed actions plan that are reinforced with appropriate performance incentives. And lastly, we have tracked and monitored progress on the appropriate controls and metrics weekly.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

Management’s relentless attention and commitment to these strategies have clearly been the driver on our path to becoming a higher performing community bank.

Integration of a broad-based, proactive sales culture at the bank continues to pinpoint areas of opportunity that improve client care while improving bank performance. Specifically, commercial sales calls for the last quarter were 581 versus 420 for the same quarter last year. We can identify loan growth of $12.5 million directly related to these efforts. We also have in place a well-defined referral program, as Ken mentioned, which generated 357 referrals year-to-date, of which 127 actually closed. These closed referrals accounted for over $10 million in additional business and a combination of loans, deposits, fee income, and trust business. We are currently on pace to meet closed referrals for 2007 that were 209, which yielded over $33 million in additional business. The entire sales process is supported and reinforced with a comprehensive bank-wide incentive plan based on the premise that everyone has to win - the client, the stockholder and the employee.

Reinforcing these sales initiatives are referrals of friends and families from our advisory boards and corporate boards that all provide support to our earnings momentum.

We have improved our cost efficiency at the branch level, as we now have 10 of our 17 offices at the $1.35 of variable costs, or less, per transaction. On average, all offices are now operating at $1.25 per transaction and this represents a reduction of approximately 22 - $0.22 per transaction from the 2007 level of $1.45 for a 15 percent improvement. This equates to a savings of approximately $250,000 annually.

This reduction is clearly embedded in the overall improvement in our efficiency ratio of 69.85 percent from 75.9 percent for the linked quarter and from 73.23 percent for the same quarter last year. Supporting this initiative was the reduction of 4 FTE at year-end, which coincided with the closure of one of our five retail offices in Defiance, Ohio in early 2008.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

We are also emphasizing electronic banking services as a driver of continuing improvement. The number of clients utilizing electronic banking services have increased from 12,995 to 14,868 for an increase of 1,873 users, or 12.6 percent, improvement from same quarter last year. Likewise, the activity level continues to increase. Total transactions increase from 112,939 in June of 2007 to 140,819 today for an increase of 27,888 transactions, or 19.8 percent.

As an example of how we are driving this move to electronic transactions, early in 2008 we made a special mailing to our existing checking account holders who previously did not own a debit card. This and other similar actions brought customers through a lower cost channel of helping to increase the customer service fees to $613,000 for the second quarter, representing an $80,000, or 15 percent increase, in this line item compared to the year-ago quarter. We continue to leverage our deposit services group we established in 2007. This group has enabled us to increase our emphasis on retail, commercial and small business deposit services with more “on-site” cash management presentations and cross sell related services at the point of contact with the client.

As an example, remote capture clients have increased from 26 in 2007 to 41 today, while private client group customers have increased from 75 to 90 for the same period.

Finally, asset quality ratios continue to improve as non-performing assets to total assets improved to 1.6 percent for the current quarter, compared to 1.22 percent for the linked quarter. We had net recoveries for the quarter as gross charge offs for the second quarter 2008 were $11,000 which were more than offset by recoveries totaling $29,000.

Total allowance for loan losses to loans increased to 1.04 percent for the current quarter compared to 1.02 percent in the linked quarter. Also, delinquencies have decreased to approximately 1.25 percent of loans outstanding.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

In summary, we are pleased with our continued progress on a number of fronts, but certainly not content with our performance. By continually living an attitude of “persistent dissatisfaction”, we will continue to identify even greater opportunities to enhance shareholder value.

Ken, back to you.

Ken Joyce: Well thank you, Mark and congratulations on your success in the banking group and the positive results achieved by you and your team. We announced in this past quarter the offer to acquire National Bank of Montpelier, a profitable local bank having assets of just over $109 million. We offer cash with no stock in this transaction and we paying approximately 135 percent of book value.

The transaction is subject to National Bank of Montpelier’s shareholder vote, regulatory approval and the customary transaction requirements. We would expect to close this transaction later this year. The transaction will be immediately accretive to earnings per share due to the cash nature of the transaction. We see the contribution as significant, as we believe that we can achieve 30 percent expense savings through consolidation into The State Bank and Trust structure, introduce a new set of products and gain better access to a market that we already have some familiar - familiarity with, as we are in adjoining counties. Hitting the full impact of the transaction should take about six months.

We and National Bank of Montpelier are excited about this transition and looking forward to working together.

Shifting our focus to our data and item processing company, RDSI, I’ll now turn the webcast over to Hank Thiemann, President of RDSI to discuss the progress of his group. Hank…

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

Hank Thiemann: Thank you, Ken.

The second quarter for RDSI Banking Systems was a continuation of our pattern of adding new clients, additional product sales, record revenues and net income. For the quarter, our revenue was $5.3 million and net income was $640,000, up 6.8 percent and 34.5 percent, respectively, compared to the year-ago quarter. Our significant increase in quarter-over-quarter net income is attributable to more new bank conversions and efficiencies gained in our item processing function.

The most notable efficiency in item processing is the reduction of staffing by approximately one third, 11 FTE’s since the second quarter of 2007.

We closed the second quarter adding two new data processing client banks, one of which included item processing. We also added a new client bank for item processing services, exclusively. These new client banks are in Ohio, Michigan and Nevada.

Our current roster of client banks totals 117 banks, of which 75 use data processing and 92 use item processing.

New product sales to existing client banks also continued in the quarter with 29 banks, contracting for 55 new products, such as internet banking, mobile banking, and merchant capture. All of which will generate $229,000 in annual contract revenue and $171,000 in one-time installation fees.

After beta testing in the first quarter, we’ve launched Secure E-mail and Global Banking products to several banks and these products should have attraction by our client base.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

The economic conditions affecting the banking industry obviously have an effect on RDSI. Renegotiating contracts has been more challenging and the loss of existing clients has occurred because of aggressive competitive pricing and mergers. RDSI has a distinct advantage of having successfully broadened its marketing territory to 10 states, allowing us to have net additions to our banking base. Midwest, the West, Southeast regions are all effected by the economy but to different degrees, and therefore, so is RDSI.

However, its important to remember that our client bank profile, the typical community bank of $200 million in assets, for example, has not participated in the subprime lending, therefore, seldom has direct credit issues. However, they struggle instead with difficult local and regional economic conditions.

As we continue to move forward with the analysis and the release of new products, we’ve begun to offer consulting services in a limited way, which addresses these changing needs of our clients. Special project programming, bank merger coordination and efficiency oriented initiatives are examples of new and needed services. These efforts require somewhat different skill sets which several of our staff have developed.

We’re also focusing on continual improvements in client services through internal efficiencies to provide better, faster services. Six User’s Conferences conducted during the second quarter, expanded training session offerings for clients and our Annual CEO Conference to be held next month.

Our executive group, group has a commitment to visit, visit every client bank at least once during the year. These visits are important to bankers, and to us, for our mutual success.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

Unique to RDSI, for several years, has been our ability to assist De Novo banks with their data processing needs. As part of this specialization, we’ve begun to host periodic conference calls for all of our De Novo banks to share ideas, share solutions, and best practices.

At this time of year we begin our planning for 2009, which we expect to be an exciting year for RDSI. We also utilize the balance score card methodology with regular tracking of achievements against targeted completion dates.

And, that’s my update for RDSI.

Ken Joyce: All right, well, thank you very much, Hank.

RDSI continues to make excellent progress and pleases its customers with outstanding service. It is a difficult environment as the profitability pressure on banks clearly rep…results on more pressure on pricing from key partners, such as RDSI. RDSI has responded by lowering prices on item processing as its cost structure has changed through electronification of checks.

RDSI also is emphasizing products that add revenues to its banking clients and products that enhance productivity.

We continue to examine strategic alternatives for RDSI and the improving bank profitability picture aids in our consideration of these opt - of these options.

I’ll now turn the webcast over to Duane Sinn, Rurban’s Chief Financial Officer who will discuss our financial information in greater detail. Duane…

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

Duane Sinn: Thank you, Ken and good afternoon.

As Ken, Mark and Hank have indicated, we have started to see the results of initiatives we started several years ago. The banking group is benefiting from better market demographics, a repositioned balance sheet, reduction of non-performing assets and greatly improved back room operating efficiencies gained from merging our banking related activities. Our banking - our banking acquisitions in 2005 and 2006 have allowed us to reposition our balance sheet in this changing rate environment as both acquisitions provided solid core funding.

We expect to leverage the additional funding sources provided by the acquisition of The National Bank of Montpelier later this year as we bring them in to our banking group. Our story has been consistent over the past 12 months as we continued to manage our balance sheet, initially to a liability-sensitive position, and now beginning to shift it towards greater asset sensitivity. Let’s discuss a few of the balance sheet highlights.

Total assets at June 30, 2008 were $576 million, a $28 million from the $548 million reported at June 30th, 2007. The increase in assets is primarily driven due to growth in loans, which increased $22.8 million, or six percent, over the past 12 months. Loans likewise increased $15.2 million, or 7.8 percent, on an annualized basis during the first six months of 2008.

As has been the pattern of the past several years, our loan growth continues to be generated from our niche of lending to small commercial businesses. Our loan portfolio includes approximately $144 million in commercial real estate, of which approximately 65 percent is owner occ - is owner occupied.

Our Columbus, Ohio Loan Production Office has provided quality growth, generating 500 - generating $10 million in portfolio loans for the first six months of this year. We also have generated $3 million in additional sold residential loans during this time period from this market. Our Fort Wayne, Indiana full service branch is now fully staffed and its growth continues targeting the private client base that’s in this market. Loan totals have grown to over $40 million in this market.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

As mentioned in our press release, we have allocated considerable time managing the liability side of our balance sheet. These efforts have paid off as we reported a $682,000, or 18 percent increase, in our net interest income in the 2007 second quarter, which was primarily driven by decreases in our cost of funds.

Our efforts to reduce our cost of funds include use of repurchase agreements, increasing the role of our Chief Deposit Officer, focus on private client group offerings, promotion of our High Performance Checking account program and improving our cross selling of products to our existing customer base. These efforts have increased total deposit transaction accounts by $13.5 million during the past 12 months, while time deposits decrease $18.5 million for this same period.

A portion of these time deposit balances transitioned into money market accounts and a portion we allowed to run off due to excess liquidity during the year. We rewa - we reward customers that have a relationship with us versus those having a single price incentive product. During the first six months of 2008, we have re-priced $269 million, or 67 percent, of our total deposits. This has resulted in a 67 basis point decreat - decrease in deposit costs during the first six months of 2008.

More recently, we have started to manage our balance sheet to a more asset sensitive position, given the market expectation that interest rates may rise later this year.

I’ll now transition to the income statement and focus on our second quarter results compared to the year-ago quarter.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

Net income for the first quarter of - for the first quarter was $1.36 million, or $0.28 per diluted share, compared to $785,000 or $0.16 per diluted share for the same quarter in 2007.

2008 second quarter earnings included $132,000 of net after-tax income due to the recovery of one-time legal fees associated with our work out company, RFCBC. Excluding the one-time adjustments for the second quarter 2008, core operating earnings increased over 56 percent compared to the prior-year quarter.

Net in - net interest income was $4.4 million for three months ended June 30th, 2008 compared to $3.8 million for the second quarter of 2007. This increase of $682,000, or 18 percent, was due to the improvements in our net interest margin, which increased to 3.83 percent within our banking group and was also due to growing loans approximately $23 million.

As mentioned previously, we continue to show excellent progress in growth of our deposit transaction accounts. We have shifted over $20 million, or five percent, of our deposit balances from time deposits into transaction accounts, which enables us to change our pricing on a daily basis versus longer term fixed rate CD offerings.

Total deposit costs have decreased to 2.51 percent at the second quarter compared to 3.24 percent for the prior-year second quarter. This 73 basis point decline in our deposit costs is offset by a 42 base point decline in loan yields. This is evidence that we have managed through to the 300 basis point decrease in prime rate very well. Our objective is to continue to maintain, or improve, the margin and we have therefore, identified additional ALCO initiatives that we plan to execute during the remainder of 2008 targeting margin improvements.

Provision for loan loss is $213,000 for the second quarter of 2008, compared to $146,000 taken in the second quarter of 2007 and $192,000 in linked quarter.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

At this time, we do not see any concerns concerning trends in delinquencies or foreclosures. However we are not insulated from the current economic cycle and we do not expect - and we do expect to have to work smarter and harder to maintain our asset quality level.

Total non-interest income was $6.8 million for the second quarter of 2008 compared to $6.5 for the prior year second quarter, an increase of $293,000 or 4.5 percent. Data processing fees contributed $320,000, or seven percent, of the increase compared to the second quarter of 2007. We also continue to record increases in customer service fees driven by increases in our High Performance Checking account product.

As Mark stated earlier, the additional debit card mailings drove increases in customer service fees, which totaled $613,00 for the second quarter of 2008, which represents an $80,000, or 15 percent increase, in this line item compared to the year-ago quarter.

Total non-interest expense was $9.1 million for the second quarter of 2008 and virtually unchanged from the year-ago quarter. Compensation and benefits increased $250,000, or six percent, from the second quarter of 2008 compared to the second quarter of 2007. This was primarily by incentive accruals in our banking group. We monitor over 27 different metrics within our bank incentive plan on a monthly basis. We accrue for these payouts throughout the year as benchmarks are met and then payout is made after annual results are attained.

The increase in compensation in benefits is in our operating expense is offset by a $216,000 reduction to professional fees, which reflects the previously mentioned recovery of legal fees within our workout company. We also continue to see a reduction in litigation costs for loan workouts.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

As we mentioned in our press release, the majority of operating expense line items showed decreases in the second quarter of 2008 compared to the second quarter of 2007. We remain very focused on finding additional operating efficiencies on a daily basis.

At this point, I’ll turn the discussion back over to Ken.

Ken Joyce: All right. Well, thank you, Duane. Appreciate that.

As stated in my opening comments, we are making excellent progress and we are encouraged that the fundamentals behind our numbers should allow us continuing progress. We are pleased to announce the Rurban Board of Directors announced that the quarterly shareholder dividend will be $0.09, an increase of $0.01 from the prior quarter. The dividend is payable on August 22nd to all shareholders of record on August 8th.

We have certainly been conscious of the decline of our stock price during 2008. While the financial segment as a whole has been challenged, it is clear that there are organizations with real - real problems. But unfortunately, the majority of the banking stock is regardless of performance have been painted with the same brush of pessimism.

The investors will sort out those organizations with impairments and those with opportunities. We believe that we are an organization with opportunities and we have backed that up with improving earnings. Performance should be recognized in the market and we look for our shareholders to be appropriately rewarded as we continue to improve our organization’s performance.

Valda, I’m turning the webcast back to you to determine if we have any questions from your investment community.

RURBAN FINANCIAL CORP.
Moderator: Valda Colbart
07-17-08/4:00 p.m. EST
Confirmation # 2499865

Valda Colbart: Thank you, Ken. It’s now time for the question and answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and unmute your phone. If you have a question, we would like for you to press star one on your telephone. That’s star one if you have questions.

If for some reason someone asks the question that you would have wanted to, you need to withdraw that, press star two.

So again if you have a question, please press star one on your telephone and we will take questions in the order they are received. We’ll stand by for just a few moments.

Operator: And ladies and gentlemen, star one for questions, please; please make sure your mute function is turned off.

Valda Colbart: While we’re waiting, I want to remind everyone that you can listen to this webcast again at this time on our Web site at www.rurbanfinancial.net it will be available until August the 7th. So if you’d like to participate and listen again.

That completes this quarter’s webcast and we appreciate you for taking the time to hear more about the progress that Rurban Financial Corp. is making. We look forward to talking with you next quarter. Goodbye.

Operator: Ladies and gentlemen, this does conclude today’s conference. You may disconnect at this time. We appreciate your participation.

END